Exhibit 10.13


              Schimatic Cash Transactions Network, Inc. Letterhead


July 1, 2001

Officer Name______________



Subject:  Agreement to Forego Compensation and Additional Stock Options.

Dear ___________________:

As you know, we are actively seeking new capital infusion, which would finally provide the Company the financial capacity to realize its full potential. We believe this, plus the rapidly developing business opportunities, provide tremendous opportunity for us as management and equity participants.

We now anticipate that, in the near term, our ability to use cash for executive compensation will be limited. We also believe that investors will be attracted by our management team's willingness to forego cash compensation appropriate for past services in lieu of additional equity interests.

To that end the Company requests that you formally agree to forego any entitlement, which you may have had to additional compensation, other than that previously paid, through July 1, 2001. Your agreement to this request will be signified by your signature in the space provided below.

At the same time, the Company's Board of Directors has authorized the issuance to you of options to purchase __________ shares of the Company's common stock at an exercise price of $.10 per share. These stock options will be non-qualified stock options in the same manner as your previous options. They are fully vested to you and will have a term of ten years. In order to make the exercise of the options convenient, the Company intends to offer the same non-recourse note exercise program recently used by you to exercise prior options. An appropriate certificate of stock option will be forthwith provided to you.

On behalf of our shareholders, we appreciate your cooperation with this request. We trust that this will help immensely with our efforts to continue to build-out the Company.

Sincerely,

----------------------
Jim Williams
CEO

Agreed and Accepted,

----------------------
            ,  (title)

                            Schedule to Exhibit 10.13

Options have been granted under the foregoing as follows:


 Name of Optionee       Date Granted      Number of Shares     Exercise Price
 ----------------       ------------      ----------------     --------------
David J. Simon          July 1, 2001          2,055,000             $.10
James A. Williams       July 1, 2001          1,429,970             $.10
Joe G. Coykendall       July 1, 2001          1,112,500             $.10
Peter J. Bennee         July 1, 2001          1,049,500             $.10
Richard T. Hauge        July 1, 2001            940,000             $.10
John D. Hipsley         July 1, 2001            940,000             $.10
Philip J. Voelker       July 1, 2001            780,000             $.10
Donna M. Kreutz         July 1, 2001            885,000             $.10